UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2011

Clearfield, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-16106	41-1347235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5480 Nathan Lane North, Suite 120, Plymouth, MN	55442
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (763) 476-6866

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 3, 4 and 6 through 8 are not applicable and therefore omitted.

Item 2.02. Results of Operations and Financial Condition.

On November 10, 2011, Clearfield, Inc. (the "Company") issued a press release announcing the results of its fourth quarter and fiscal year ended September 30, 2011. A copy of that press release is furnished hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

FY 2011 Cash Bonus Program

On November 18, 2010, the Compensation Committee (the "Committee") of the Board of Directors of the Company approved a cash bonus program for fiscal year 2011 (the "2011 Bonus Program"). The current executive officers (the "Executives") that participated in the 2011 Bonus Program are: Cheryl P. Beranek, Chief Executive Officer; John P. Hill, Chief Operating Officer; and Daniel R. Herzog, Chief Financial Officer.

The performance goal under the 2011 Bonus Program for the Executives consisted of the Company's net income for fiscal year 2011 from continuing operations, excluding taxes, interest income or expense, income, gain or loss from the rental of the Company's Aberdeen, South Dakota property, and any bonus amounts ("FY11 ICO").

On November 8, 2011, the Compensation Committee determined the bonus pool amounts available under the 2011 Bonus Program based upon FY2011 ICO, which met the maximum amount set by the Compensation Committee. Amounts from the bonus pool created by the 2011 Bonus Program were allocated by the Company's management among eligible non-executive officer employees. On November 8, 2011, the Compensation Committee approved the following payouts to the Executives from the amounts remaining in the bonus pool: Ms. Beranek, $388,125; Mr. Hill, $375,000 and Mr. Herzog $70,000.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is being furnished herewith:

99.1 Press release dated November 10, 2011

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearfield, Inc. (Registrant)
November 10, 2011 (Date)	/s/ CHERYL P. BERANEK Cheryl P. Beranek Chief Executive Officer